UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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MERCER INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2012

TO THE SHAREHOLDERS OF MERCER INTERNATIONAL INC.

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Mercer International Inc. (the “Company”) will be held on May 31, 2012 at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) for the following purposes:

1.	To elect eight directors nominated by the board of directors to serve until the 2013 Annual Meeting of Shareholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors;

3.	To conduct a non-binding advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment, postponement or rescheduling thereof.

The board of directors of the Company has fixed the close of business on March 23, 2012 as the record date for the determination of shareholders entitled to vote at the meeting or any adjournment, postponement or rescheduling thereof.

For information on how to vote, please refer to the instructions on the accompanying proxy card, or review the section titled “Commonly Asked Questions and Answers” beginning on page 2 of the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Chairman of the Board

March 26, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 31, 2012: Our proxy statement and our 2011 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, are available at www.mercerint.com by clicking on “2012 Annual General Meeting Materials”. In accordance with Securities and Exchange Commission rules, our proxy materials posted on our website under “2012 Annual General Meeting Materials” do not contain any cookies or other tracking features.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE THE PROXY CARD THAT ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, OR VOTE USING THE INTERNET OR TELEPHONE, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE THE PRESENCE OF A QUORUM. A PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PROXY STATEMENT

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Vancouver time) on May 31, 2012

Place:	Terminal City Club 837 West Hastings Street Vancouver, British Columbia, Canada

Record Date:	March 23, 2012

Voting:	• Shareholders as of the Record Date are entitled to vote.

•   Please vote your shares as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

•   Registered holders may vote in person at the annual meeting, via the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail, and beneficial Shareholders may vote in accordance with the instructions they receive from the bank, broker or other person who is the holder of record of their shares.

• See page 2 of this proxy statement for more information.

Attending the Annual Meeting:	• In Person. Meeting starts at 10:00 a.m. (Vancouver time); doors open at 9:30 a.m. (Vancouver time).

• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals
Election of 8 directors	FOR EACH DIRECTOR NOMINEE	5
Ratification of PricewaterhouseCoopers LLP as our independent auditor for fiscal 2012	FOR	49
Advisory resolution on executive compensation	FOR	50

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

		Director Since			Committee Memberships
Name	Age		Principal Occupation	Independent	AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	54	1985	President and Chief Executive Officer of the Company					X

William D. McCartney	56	2003	President and Chief Executive Officer of Pemcorp Management Inc.	X	C		X

Graeme A. Witts	73	2003	Retired Managing Director of Sanne Trust Company Limited	X		C	X

Guy W. Adams	60	2003	Managing Member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC	X	X

Eric Lauritzen	73	2004	Retired, past President and Chief Executive Officer of Harmac Pacific, Inc.	X, LD		X	C	X

Bernard Picchi	62	2011	Managing Director of Private Wealth Management for Palisade Capital Management, LLC	X		X

James Shepherd	59	2011	Businessman, past President and Chief Executive Officer of Canfor Corporation	X	X			C

Keith Purchase	68	Nominee	Retired, past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.	X

C	Chair
AC	Audit Committee
CHRC	Compensation and Human Resources Committee
GNC	Governance and Nominating Committee
EHSC	Environmental, Health and Safety Committee
LD	Independent Lead Director

Corporate Governance Highlights

Board Independence
• Independent director nominees	7 of 8
• Independent lead director	Eric Lauritzen
• Independent board committees	AC, CHRC, GNC

Director Elections
• Frequency of board elections	Annual
• Voting standard for uncontested elections	Majority of votes cast

Board Meetings in 2011
• Full board meetings	9
• Independent director-only meetings	5

Board Committee Meetings in 2011
• Audit Committee	4
• Compensation and Human Resources Committee	10
• Governance and Nominating Committee	5
• Environmental, Health and Safety Committee	4

Evaluating and Improving Board Performance
• Board evaluations	Annually
• Committee evaluations	Annually
• Board orientation	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes

Selected Financial Highlights

The chart below summarizes selected key Company operating and financial results for fiscal 2011 compared to fiscal 2010. (See our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement, for additional details regarding the amounts reported in the table, including an explanation of our use of non-GAAP financial measures and a reconciliation to the comparable GAAP financial measures.)

	Years Ended December 31,
	2011	2010	Change (%)
	(in millions, other than pulp production and price per share)
Pulp production (‘000 ADMTs)	1,453.7	1,426.3	2
Pulp revenues	€831.4	€856.3	(3)
Energy revenues	58.0	44.2	31
Total revenues	889.4	900.5	(1)
Operating EBITDA(1)	167.1	224.0	(25)
Net income	54.0	94.7	(43)
Price per share as of fiscal year end(2)	$6.10	$7.75	(21)

v

	December 31,
	2011	2010	Change (%)
	(in millions, other than ratios)
Balance Sheet Data:
Cash and cash equivalents	105.1	99.0	6
Marketable securities	12.4	0.3	N/A
Working capital	247.2	231.7	7
Long-term debt	708.4	782.3	(9)
Restricted Group(3) long-term debt	222.4	273.5	(19)
Ratios:
Long-term debt to equity	2.5 to 1	3.7 to 1	(32)
Restricted Group(3) long-term debt to equity	0.6 to 1	0.9 to 1	(33)

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2011 compared to the year ended December 31, 2010 in our Form 10-K for the year ended December 31, 2011 incorporated by reference into this Proxy Statement.
(2)	Represents the closing market price of our Shares in U.S. dollars on December 31, 2011 and December 31, 2010.
(3)	Under the indenture governing our 9.5% Senior Notes due 2017, our “Restricted Group” is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract, retain and motivate our Named Executive Officers (“NEOs”), whose efforts and judgments are vital to our continued success;

•	Create an environment in which our NEOs are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our NEOs for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our NEOs with the long-term interests of our Shareholders.

Some of the compensation practices we employ to achieve our objectives include:

What We do	What We Don’t Do

•    Deliver a significant portion of executives’ total direct compensation in the form of variable compensation

•    Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•    Conduct annual “say-on-pay” advisory votes

•    Prohibit executives from engaging in hedging transactions in Mercer stock

•    Have single-trigger change-in-control executive contracts

•    Provide significant perquisites

•    Provide “defined benefit” retirement plans for our Named Executive Officers

•    Provide supplemental executive retirement plans for our executives

•    Provide excise tax gross-ups of perquisites

MERCER INTERNATIONAL INC.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual general meeting of our shareholders (“Shareholders”) to be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on May 31, 2012 (the “Meeting”), or any adjournment, postponement or rescheduling thereof. References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise.

If a proxy in the accompanying form (“Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, our shares of common stock, $1.00 par value (“Shares”) represented by such Proxy will be voted in the manner directed. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying notice of annual general meeting of Shareholders. Please see the Proxy for voting instructions.

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. A Proxy may also be revoked by submitting another Proxy with a later date over the internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Under applicable Washington State law, abstentions and broker non-votes will be counted for the purposes of establishing a quorum for the Meeting.

Proxies for the Meeting will be solicited by the Company primarily by mail. Proxies may also be solicited personally by our directors, officers or regular employees without additional compensation. We may reimburse banks, broker-dealers or other nominees for their reasonable expenses in forwarding the proxy materials for the Meeting to beneficial owners of Shares. The costs of this solicitation will be borne by the Company.

This Proxy Statement, accompanying Proxy and our annual report for 2011, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2011, (the “2011 Annual Report”) will be mailed to Shareholders commencing on or about April 24, 2011. Our board of directors (the “Board”) has set the close of business on March 23, 2011 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy?

A:	This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	What is the Proxy?

A:	The Proxy enables you to appoint Jimmy S.H. Lee and David M. Gandossi as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Gandossi to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:	Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 55,779,204 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:	We are asking you to: (i) vote for the election of the Company’s directors for the ensuing year; (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditors; and (iii) vote for the advisory approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the summary compensation table.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote in person at the Meeting, by mail, by phone or on the internet.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope. If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you attend the Meeting, you may vote as instructed at the Meeting. However, if you hold your Shares in street name (that is, through a broker/dealer or other nominee), you will need to bring to the Meeting a Proxy delivered to you by such nominee reflecting your Share ownership as of the Record Date.

Voting on the Internet. Go to www.proxyvoting.com/merc and follow the instructions. You should have your Proxy in hand when you access the website.

Voting by Telephone. Call the toll-free number listed on the Proxy from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked; or

•	submitting another Proxy with a later date over the internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:	If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions.

Q:	Who will count the votes?

A:	Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our corporate governance guidelines, referred to as the “Governance Guidelines”, provide that in uncontested directors’ elections any nominee for director who receives a greater number of votes “Withheld” for his or her election than votes “For” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation as a director to our Governance and Nominating Committee which will, without participation of any director so tendering his or her resignation, consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. We will promptly issue a press release disclosing the Board’s decision and, if the Board rejects the resignation offer, its reasons for such decision. We will also promptly disclose this information in a Securities and Exchange Commission (“SEC”) filing.

Q:	How many votes are required to adopt the other proposals?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP and the non-binding approval of the compensation of our executive officers named herein will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:	You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the director resignation requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:	You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent auditors and approve the compensation of our executive officers named herein. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:	We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Q:	Do you have plans to allow Shareholders to access an on-line copy of the proxy materials, rather than sending them paper copies?

A:	SEC rules allow companies to mail their shareholders a notice that their proxy materials can be accessed over the internet, instead of sending a paper copy of the proxy statement and annual report. We have decided not to adopt this delivery method for the Meeting. We are considering how to realize the cost savings opportunity and environmental benefits of this option while still maintaining a meaningful and convenient proxy process for our Shareholders.

PROPOSAL 1—ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, as amended, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at eight (8); there are currently seven (7) members of the Board. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. Except for Keith Purchase, all of the following eight nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees.

Our Governance and Nominating Committee believes that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, the Governance and Nominating Committee believes that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide the Company with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities and other traits discussed below in “Our Director Nominations Process”. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations. Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our directors bring to the Board that, for reasons discussed below, are important in our business. The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election.

•

Forest products experience. We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the fiber procurement, mill pulp and energy production, logistics and sales aspects of our business.

•

Senior leadership experience. We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

•

Public company board experience. Directors who have served on other public company boards can offer advice and guidance with respect to board functions, oversight and leadership, the relationship between the board and management and other matters, including corporate governance, executive compensation and oversight of strategic, operational and compliance-related matters.

•

Capital markets experience. Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, financing strategic transactions, including mergers and acquisitions and financial statements and financial reporting matters.

•

International business experience. We operate internationally and all of our employees are outside the United States and a majority are outside of North America. Accordingly, international business experience is desirable for our directors to have.

Nominees for Election as Directors

Jimmy S.H. Lee, age 54, has been a director since May 1985 and President and Chief Executive Officer since 1992. Previously, during the period that MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. Mr. Lee was also a director of Quinsam Capital Corp. from March 2004 to November 2007 and Fortress Paper Ltd. from August 2006 to April 2008. During Mr. Lee’s tenure with Mercer, we acquired our Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at our Stendal mill and acquired our Celgar mill.

Due to a variety of professional and other experiences, Mr. Lee possesses particular knowledge and experience in a variety of areas, including finance and banking, credit markets, derivative risk management, and international pulp markets. Additionally, as our Chief Executive Officer since 1992, Mr. Lee has guided the Company’s operations and development for the last 20 years.

William D. McCartney, age 56, has been a director since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a business consulting services firm primarily engaged in corporate finance and management consulting services, since 1990. Mr. McCartney is also currently a director of Terrace Resources, Petra Petroleum and New World Resources, all currently listed on the TSX Venture Exchange. Mr. McCartney was also a former director of Woodbridge Energy, Exeter Resource Corp., Southwestern Resources, Bowram Energy, Newstrike Capital, Aurora Platinum and Sunward Resources Ltd. Mr. McCartney is a member of the Canadian Institute of Chartered Accountants and was the founding partner of Davidson & Company Chartered Accountants.

As a Chartered Accountant, Mr. McCartney brings substantial knowledge relating to the financial accounting and auditing processes. He also has executive experience as the current Chief Executive Officer of Pemcorp Management Inc., as well as significant outside board experience, particularly in the natural resource sector. Mr. McCartney has also been involved with numerous capital restructuring events involving several public companies.

Graeme A. Witts, age 73, has been a director since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. He is a director and was formerly the Chairman of Azure Property Group, SA, a European hotel group. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales and has previous executive experience with the Procter & Gamble Company, as well as with Clarks shoes. Mr. Witts also has experience in government auditing.

Mr. Witts brings to the Board extensive experience in government auditing, as well as international executive and business experience from his tenures with Procter and Gamble and Clark shoes. Additionally, as a fellow of the Institute of Chartered Accountants of England and Wales, Mr. Witts brings a significant financial accounting knowledge from a global perspective.

Guy W. Adams, age 60, has been a director since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC and GWA Capital Partners, LLC, where he has served since 2002. GWA Investments is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization. Mr. Adams was a director of Vitesse Semiconductor Corp. from October 2007 to October 2009 and a director of Exar Corporation from October 2005 to September 2007.

Mr. Adams brings to the Board extensive finance and investment experience, including both private and public equity transactions. He has also been involved in numerous refinancing and recapitalization transactions and has accumulated significant corporate governance experience after having previously served on the boards of three publicly traded companies. Mr. Adams has often been a speaker at conferences on matters of corporate governance. Additionally, prior to his current position as an investment manager, Mr. Adams spent eight years as an international operations manager in the oil industry.

Eric Lauritzen, age 73, has been a director since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

As the former President and Chief Executive Officer of Harmac Pacific, Inc., and as the former Vice President of Pulp and Paper Marketing for MacMillan Bloedel Limited, Mr. Lauritzen has accumulated extensive executive, production and marketing experience in the pulp and paper industry, particularly in the softwood kraft pulp sector.

Bernard Picchi, age 62, has been a director since June 2011. Mr. Picchi has been the Managing Director of Private Wealth Management for Palisade Capital Management, LLC since July 2009. Prior to 2009, Mr. Picchi has been an analyst and consultant for several mid-sized broker/dealers and investment advisory firms. In particular, from 1980 to 1999, Mr. Picchi was an All Star rated energy analyst at Salomon Brothers, Kidder Peabody and Lehman Brothers, where he also served as Director of U.S. Stock Research. Mr. Picchi has also been the sole manager of the 5 Star rated $1.5 billion Capital Appreciation Fund of Federated Investors, where he served as U.S. Director of Research from October 1999 to June 2002. Mr. Picchi is also a Chartered Financial Analyst.

Mr. Picchi brings to the Board 30 years’ experience as a research investment professional with a particular focus on energy markets. The Board feels that Mr. Picchi’s knowledge of energy markets is especially relevant as the Company continues to increase its production and sale of “green” energy.

James Shepherd, age 59, has been a director since June 2011. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. Mr. Shepherd is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and is the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has been a director with Canfor Corporation, which is listed on the Toronto Stock Exchange, from 2004 to 2007 and has been a director of Canfor Pulp Income Fund from 2006 to 2007. Mr. Shepherd is also currently a director of Conifex Timber Inc., which is listed on the TSX Venture Exchange, and Buckman Laboratories International Inc.

Mr. Shepherd brings to the Board over 25 years’ experience in the forest products sector, including Chief Executive Officer experience at Canfor Corporation and a director of Canfor Pulp Income Fund (now Canfor Pulp Products Inc.) which is one of the largest northern bleached softwood kraft, or “NBSK”, pulp producers in Canada.

Keith Purchase, age 68. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase is currently a director of Hardwoods Distribution Inc., which is currently listed on the Toronto Stock Exchange. Mr. Purchase was also a trustee of Tree Island Wire Income Fund from 2003 to 2007 (and Chair of the board of directors from 2006 to 2007) which is listed on the Toronto Stock Exchange and was a director of Catalyst Paper Corporation from 2001 to 2007 (and Chair of the board of directors from 2005 to 2007).

As he has held several senior positions in the forestry industry, Mr. Purchase will bring to the Board extensive senior executive experience relevant to the Company’s operations. Mr. Purchase will also bring to the Board significant board of director leadership experience from a wide variety of companies.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Governance Guidelines. In general, this provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election must promptly tender an offer of resignation following certification of the Shareholder vote to our Governance and Nominating Committee which will, without the participation of any director so tendering his or her resignation, consider the resignation and recommend to the Board whether to accept the resignation offer. The Board, without the participation of any director so tendering his or her resignation, will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Shareholder vote. Any such tendered resignation will be evaluated in the best overall interests of the Company and its Shareholders. Our Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If our Board decides to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will disclose the Board’s reasons for doing so. If each member of the Governance and Nominating Committee receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will act as a committee to consider the resignation offers and recommend to the Board whether to accept them. Any director who offers to resign pursuant to this provision will not participate in any actions by either the Governance and Nominating Committee or the Board with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance “ link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Guidelines

Our Governance Guidelines are intended to provide a set of guidelines to assist the Board in ensuring that the Company adheres to proper standards of good governance, and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. Our Governance Guidelines are available on our website at www.mercerint.com under “Governance”.

Board Meetings and Attendance

Our Governance Guidelines provide for: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-employee directors.

Each current member of the Board attended at least 75% of all meetings of our Board and of the committees of the Board on which they served in 2011. Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings if possible. All of our directors attended the annual meeting held in June 2011.

Current committee membership and the number of meetings of our full Board and committees held in 2011 are shown in the table below:

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee
Jimmy S.H. Lee	Member				Member
Kenneth A. Shields(1)	Lead Director			Chair
William D. McCartney	Member	Chair		Member
Guy W. Adams	Member	Member
Eric Lauritzen	Lead Director(2)		Member	Chair(2)	Member
Graeme A. Witts	Member		Chair	Member
Bernard Picchi	Member		Member
James Shepherd	Member	Member			Chair
Number of 2011 Meetings	9	4	10	5	4

(1)	Kenneth A. Shields resigned from our Board effective January 27, 2012.
(2)	Upon Mr. Shields’ resignation from our Board, the Board appointed Eric Lauritzen our Lead Director and Chair of the Governance and Nominating Committee.

Our committee meetings are open to all directors, who often voluntarily attend all Board committee meetings.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent. Based upon the NASDAQ rules, our Board has determined that each current member and nominee, other than our Chief Executive Officer, Mr. Lee, is independent.

Executive Sessions of Independent Directors and Lead Director

Executive sessions of non-employee directors without the presence of management are held regularly, generally before Board meetings, to review, among other things, the criteria upon which the performance of senior officers is based, the Company’s governance practices, the reports of our independent registered chartered accountants and any other relevant matters. The lead director of our Board (the “Lead Director”), with input from our other non-employee directors, develops the agenda for and presides over these meetings. Meetings are also held formally and informally from time to time with our Chief Executive Officer for general discussions of relevant subjects. All of our non-employee directors are independent under applicable laws and regulations and the listing standards of NASDAQ. In 2011, the independent Board members met five times.

Kenneth Shields served as our Lead Director during 2011. Upon Mr. Shields’ resignation from the Board in January 2012, Mr.  Lauritzen was appointed by the Board to serve as the Chair of our Governance and Nominating Committee and as our Lead Director.

Board Leadership Structure

The Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited to the Company’s particular situation. The Governance and Nominating Committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

Currently, the Governance and Nominating Committee has determined that having our Chief Executive Officer also serve as Chairman of the Board is in the best interests of Shareholders. Given Mr. Lee’s in-depth knowledge of our business, his leadership in formulating and implementing strategic initiatives and the current regulatory and market environment, both the Governance and Nominating Committee and the Board as a whole believe that having one leader serving as both Chairman and Chief Executive Officer provides the most decisive and effective leadership. Further, having a combined Chairman and Chief Executive Officer enables the Company to speak with a unified voice to Shareholders, employees, governmental and regulatory agencies and other stakeholders. Additionally, since Mr. Lee has served as our Chief Executive Officer for the past 20 years and was instrumental in the Company’s development, the Board believes that this current leadership structure is optimal for the Company because it provides the Company with strong, consistent leadership.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which consists of all independent directors, other than Mr. Lee, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors. Further, as described herein, under the leadership of our Lead Director, our independent directors also meet separately to discuss a variety of matters affecting the Company.

As specified in our Governance Guidelines, the Board has also designated one of its independent members as Lead Director. The role of the Lead Director is to provide leadership to non-employee directors on the Board and to ensure that the Board can operate independently of management and that directors have an independent leadership contact. Specifically, the Lead Director has significant responsibilities, including:

•	ensuring that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management;

•	establishing procedures to govern the Board’s work;

•	developing agendas and timetables for Board and committee meetings;

•	annually reviewing the effectiveness of the Board and committees;

•	leading and assisting the Board in the discharge of its duties and responsibilities;

•	ensuring that independent directors have adequate opportunities to meet and discuss without management present;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	ensuring delegated committee functions are carried out and reported to the Board;

•	serving as a liaison between the Chief Executive Officer and the independent directors;

•	being the senior spokesman for the Board on governance matters and executive management compensation matters; and

•	ensuring that the Board receives adequate and regular updates from the Chief Executive Officer on all issues important to the welfare and future of the Company.

Most significantly, the position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for more than one year. Kenneth Shields served as Lead Director from 2003 until his resignation from the Board in January 2012. Upon Mr. Shields’ resignation, the Board appointed Eric Lauritzen as its Lead Director in January 2012.

The Board believes that our leadership structure of combining the Chairman and Chief Executive Officer roles as part of a governance structure that includes a Lead Director, plus the exercise of key board oversight responsibilities by independent directors, is appropriate for the Company at this time.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Environmental, Health and Safety Committee and the Governance and Nominating Committee. Each committee operates under a written charter which is part of our Governance Guidelines and available on our website at www.mercerint.com under “Governance”.

Audit Committee

The NASDAQ rules require our Audit Committee to be comprised only of independent directors. The Audit Committee currently consists of three directors and our Board has determined that all three current members meet the independence requirements of the NASDAQ rules. The current members of the Audit Committee are Messrs. McCartney, Adams and Shepherd. Our Board has also determined that Mr. McCartney qualifies as an “audit committee financial expert” as defined in applicable SEC rules and applicable NASDAQ listing standards.

Our Audit Committee oversees, on behalf of the Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, the primary responsibilities of our Audit Committee are to:

•	Review the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q;

•	Meet with and review the results of the annual audit performed by the independent public accountants and the results of their review of our quarterly financial statements;

•	Recommend the selection of independent public accountants; and

•	Review and approve the terms of all related party transactions.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules. The current members of the Compensation and Human Resources Committee are Messrs. Witts, Lauritzen and Picchi.

The primary responsibilities of our Compensation and Human Resources Committee are to:

•	Review and approve the strategy and design of the Company’s compensation, equity-based and benefits programs;

•

Analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs;

•	Review and approve all compensation awarded to the Company’s executive officers;

•	Periodically review and make recommendations to our Board with respect to director compensation, including compensation for members of committees of the Board;

•	Administer the Company’s equity incentive plan, including reviewing and approving equity grants to executive officers;

•	Review annual goals and objectives of our key executive officers;

•	Review annual performance objectives and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels;

•	Review and approve succession plans for our key executive officers; and

•	Review individual specific training and development requirements for our key executive officers.

Succession Planning. In light of the importance of executive leadership to our business, our Compensation and Human Resources Committee, pursuant to its charter, reviews at least annually the performance of members of our senior management team, including executive officers and succession plans for each officer’s position. Further, our Compensation and Human Resources Committee also conducts, at least twice annually, a review of and provides approval for, management development and succession planning practices and strategies. In addition, the Compensation and Human Resources Committee, in consultation with our Chief Executive Officer, will review succession plans with the Board and provides the Board with recommendations as to potential succession in the event of each senior officer’s termination of employment with the Company for any reason (including death or disability). All such information is provided to the Board. The full Board has the primary responsibility to develop succession plans for the position of Chief Executive Officer.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of three directors, all of whom our Board has determined to be independent directors under NASDAQ rules. The current members of the Governance and Nominating Committee are Messrs. Lauritzen, Witts and McCartney. Mr. Shields served as the Chair of the Governance and Nominating Committee throughout 2011. Upon Mr. Shields’ resignation from the Board in January 2012, Mr. Lauritzen was appointed Chair of the Governance and Nominating Committee.

The primary responsibilities of our Governance and Nominating Committee are to:

•	Manage the corporate governance system of the Board;

•	Assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice;

•	Assist in the creation of a corporate culture and environment of integrity and accountability;

•	In conjunction with the Lead Director, monitor the quality of the relationship between the Board and management;

•	Review management succession plans;

•	Recommend to the Board nominees for appointment to the Board;

•	Lead the Board’s annual review of the chief executive officer’s performance; and

•	Set the Board’s forward meeting agenda.

Environmental, Health and Safety Committee

The Environmental, Health and Safety Committee currently consists of three directors and our Board has determined that all current members, other than Mr. Lee, are independent directors under NASDAQ rules. The current members of the Environmental, Health and Safety Committee are Messrs. Shepherd, Lee and Lauritzen.

The primary responsibilities of our Environmental, Health and Safety Committee are to:

•	Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company;

•	Monitor the Company’s environmental, health and safety management systems including internal and external audit results and reporting; and

•	Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee in consultation with our Chairman and Chief Executive Officer.

Criteria for Directors

Our Governance and Nominating Committee believes that certain criteria should be met by director nominees to ensure effective corporate governance, support the Company’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading NBSK pulp producers, as well as the goal of being a significant producer of “green energy”. At this stage of our development, relevant experiences might include, among other things, forest products CEO experience, international experience, other public company board experience, and relevant senior-level expertise in one or more of the following areas: forest products or pulp mills, capital markets, finance and accounting.

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity—diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below). First, such Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research. Additionally, the Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2011.

Our Governance and Nominating Committee will consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C. V6C 1G8, Canada. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a Proxy Statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the Governance and Nominating Committee will interview the candidate and communicate their evaluation to the rest of the Committee members and the Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential”, to the chairman of the Audit Committee, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors and all of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.mercerint.com under “Governance”.

Shareholding Guideline for Non-Employee Directors

Since 2006 we have had a target shareholding guideline in place for our non-employee directors. Pursuant to such guideline, each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors, including our Lead Director, met the guideline amount.

Prohibition Against Hedging

The Board has approved a policy that prohibits our directors and executive officers from hedging their ownership of Mercer stock including trading in options, puts, calls or other derivative instruments relating to our securities. A copy of the Company’s hedging policy is available on our website at www.mercerint.com under “Governance”.

Review and Approval of Related Party Transactions

Pursuant to the terms of its Charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders. In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	Whether the transaction is fair and reasonable to us;

•	The business reasons for the transaction;

•	Whether the transaction would impair the independence of one of our non-employee directors; and

•	Whether the transaction is material, taking into account the significance of the transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Risk Oversight

Our executive officers are responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation and implementation of appropriate risk management policies and programs. Specifically, the Governance Guidelines require our management to implement appropriate procedures and systems to attempt to identify the principal risks to the Company’s business.

The Board is responsible for overseeing our executive officers in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Company conducts a review of risks at least annually and reports to the Board on the results of such review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of the effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its business over the long term and integrates this information into the planning in its report to the Board.

Additionally, while oversight of our risk management process is a full Board responsibility, the responsibility monitoring financial risks has been delegated to the Audit Committee. In accordance with the requirements of our Governance Guidelines, the Audit Committee meets periodically with management to review the Company’s major financial risk exposures and the steps our management has taken to monitor and control such exposures. Such risk exposures and steps are reported by the Audit Committee to the full Board.

Further, the Board’s other committees, including the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee, oversee risks associated with their respective areas of responsibility. For example, the Compensation and Human Resources Committee considers the risks associated with our compensation policies and practices, while the Environmental, Health and Safety Committee considers the principal areas of environmental, health and safety risk facing the Company and whether sufficient resources have been allocated to address such risks. The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Succession Planning and Management Development

We engage in a succession planning process whereby our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities, at least twice annually. We strive to appoint our most senior executives from within the Company. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that over time they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee, whose information appears above under “Nominees for Election as Directors”:

David M. Gandossi, age 54, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. Mr. Gandossi participated in the Pulp and Paper Advisory Committee of the British Columbia Competition Council and was a member of the British Columbia Working Roundtable on Forestry. From February 2007 to present, he has chaired the B.C. Pulp and Paper Task Force, a government industry and labor effort that is mandated to identify measures to improve the competitiveness of the British Columbia pulp and paper industry. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

Claes-Inge Isacson, age 66, has been our Chief Operating Officer since November 2006 and is based in our Berlin office. Mr. Isacson brings over 25 years of senior level pulp and paper management to our senior management team, with a focus on kraft pulp. Mr. Isacson held the positions of President Norske Skog Europe, and then Senior Vice President Production for Norske Skogindustrier ASA between 1989 and 2004. His most recent position was President, AF Process, a consulting and engineering company working worldwide. He holds a Masters of Science, Mechanical Engineering.

Leonhard Nossol, age 54, has been our Group Controller for Europe since August 2005. He has also been a managing director of Rosenthal since 1997 and the sole managing director of Rosenthal since September 2005. Mr. Nossol had a significant involvement in the conversion of Rosenthal to the production of kraft pulp in 1999 and increases in the mill’s annual production capacity to 345,000 ADMTs, as well as the reduction in production costs at the mill.

Niklaus Grünenfelder, age 54, became the Managing Director of Stendal in January 2009. Previously, from 1989 until 2006, Mr. Grünenfelder held a variety of positions in Switzerland, China, Germany, and Pakistan with Swiss chemicals manufacturer Ciba Specialty Chemicals Holding Inc. (formerly Ciba-Geigy AG). In 2006, Huntsman Corporation, a global chemical and chemical products company, acquired the textile effects business from Ciba and Mr. Grünenfelder was the Managing Director and Head of Technical Operations at Huntsman’s Langweid am Lech site in Germany from 2006 until 2008. Mr. Grünenfelder holds a PhD in Technical Science and an MBA.

Wolfram Ridder, age 50, was appointed Vice President of Business Development in August 2005, prior to which he was a managing director of Stendal. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002.

Richard Short, age 44, has been our Controller since December 2010, prior to which he was our Director, Corporate Finance, since joining Mercer in 2007. Prior to joining Mercer, Mr. Short was Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corp. Mr. Short is a member of the Institute of Chartered Accountants in Canada.

David M. Cooper, age 58, has been Vice President of Sales and Marketing for Europe since June 2005. Mr. Cooper previously held a variety of senior positions around the world with Sappi Ltd., a large global forest products group, from 1982 to 2005, including the sales and marketing of various pulp and paper grades and the management of a manufacturing facility. He has more than 25 years of diversified experience in the international pulp and paper industry.

Eric X. Heine, age 48, has been Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc., a global pulp and paper corporation, from 1999 to 2005. He has over 18 years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands.

Genevieve Stannus, age 43, has been our Treasurer since July 2005, prior to which she was a Senior Financial Analyst with Mercer from August 2003. Prior to joining Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. She has over 15 years’ experience in the forest products industry. Ms. Stannus is a member of the Certified General Accountants’ Association of Canada.

Brian Merwin, age 38, has been our Vice President of Strategic Initiatives since February 2009, prior to which he was our Director of Strategic and Business Initiatives since August 2007 and Business Analyst since May 2005. Mr. Merwin has an MBA from the Richard Ivey School of Business at the University of Western Ontario.

SHARES OUTSTANDING AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 55,779,204 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of March 23, 2012 by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares
Peter R. Kellogg(1) 48 Wall Street, 30th Floor New York, NY 10005	15,156,223	27.2	%(3)
Platinum Investment Management Ltd.(2) Level 4, 55 Harrington Street Sydney, NSW 2000, Australia	7,449,356	13.4	%(3)

(1)	Based on the Voting Support Agreement dated February 8, 2012 entered into between IAT Reinsurance Company Ltd. and the Company.
(2)	Based on the Voting Support Agreement dated February 9, 2012 entered into between Platinum Investment Management Ltd. and the Company.
(3)	The percentage of outstanding Shares is calculated out of a total of 55,779,204 Shares issued and outstanding on the Record Date.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of March 23, 2012 by (i) each of our current directors and our director nominees; (ii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively referred to as the “Named Executive Officers” or “NEOs”); and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares
Jimmy S.H. Lee(1)	1,986,434	3.6%
Guy W. Adams(2)	21,000	*
William D. McCartney(2)	32,000	*
Graeme A. Witts(2)	88,685	*
Eric Lauritzen(2)	53,500	*
Bernard Picchi(3)	25,000	*
James Shepherd(3)	5,000	*
Keith Purchase	4,000	*
David M. Gandossi(4)	275,421	*
Wolfram Ridder(5)	40,000	*
Leonhard Nossol(6)	41,600	*
Claes-Inge Isacson(7)	16,466	*
Directors and Executive Officers as a Group (17 persons)(8)	2,739,022	4.9%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Includes 200,000 shares of restricted stock, which vest and become non-forfeitable in equal amounts between 2012 and 2016. Does not include 198,008 performance share units granted under our 2010 Stock Incentive Plan (as defined below) that are subject to forfeiture.
(2)	In June 2011, 5,000 restricted shares were granted to each non-employee director (other than our Lead Director) in connection with his role as a non-employee director of Mercer. These Shares vest and become non-forfeitable in June 2012 unless a change in control of the Company occurs prior thereto.
(3)	Includes 5,000 restricted shares granted in June 2011 in connection with being elected an independent director of Mercer. These Shares vest and become non-forfeitable in June 2012 unless a change of control of Mercer occurs prior thereto.
(4)	Includes 175,421 Shares and presently exercisable options to acquire up to 100,000 Shares. Does not include 92,883 performance share units granted under the 2010 Stock Incentive Plan.
(5)	Includes 20,000 Shares and presently exercisable options to acquire up to 20,000 Shares. Does not include 57,339 performance share units granted under the 2010 Stock Incentive Plan.
(6)	Includes 16,600 Shares and presently exercisable options to acquire up to 25,000 Shares. Does not include 51,565 performance share units granted under the 2010 Stock Incentive Plan.
(7)	Does not include 29,180 performance share units granted under the 2010 Stock Incentive Plan in February 2011, and 18,238 performance share units granted in March 2012.
(8)	Includes presently exercisable options to acquire up to 175,000 Shares.
(9)	Based on 55,779,204 Shares outstanding on the Record Date.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth information as at December 31, 2011 regarding our equity compensation plans approved by our Shareholders. As of the Record Date, 2,122,586 of our Shares may be issued pursuant to options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance units under our stock incentive plans. Our 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) replaced our 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”) in 2010, however, the terms of the 2004 Stock Incentive Plan will continue to govern all awards previously granted under such plan. Our Amended and Restated 1992 Non-Qualified Stock Option Plan expired in 2008 and we no longer grant any options under this plan.

	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted-average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance Under Plan
2010 Stock Incentive Plan	—		$—	1,947,586	(1)
2004 Stock Incentive Plan	30,000	(2)	$7.30	—	(3)
Amended and Restated 1992 Non-Qualified Stock Option Plan	145,000	(4)	$6.50	—	(5)

(1)	In February 2011, the Company awarded under the 2010 Stock Incentive Plan, 812,575 performance share units which may vest and become issuable into a maximum of 812,575 Shares only upon the attainment of designated performance objectives over a three year performance period that commenced on January 1, 2011 and will end on December 31, 2013. 50% of these performance share units are scheduled to vest on January 1, 2014, 25% are scheduled to vest on January 1, 2015 and the remaining 25% are scheduled to vest on January 1, 2016. The Company also issued 238,000 Shares of restricted stock under the 2010 Stock Incentive Plan, of which 38,000 vest in 2012 and the remaining 200,000 vest in equal amounts over a five-year period commencing in 2012.
(2)	The terms of the 2004 Stock Incentive Plan will govern all prior awards granted under such plan until such awards have been cancelled or forfeited or exercised in accordance with the terms thereof.
(3)	In March 2011, 418,323 performance units and 116,460 restricted performance shares previously granted in February 2008 under the 2004 Stock Incentive Plan’s Performance Incentive Supplement (the “Performance Incentive Supplement”) vested and were converted into a total of 474,728 Shares. As of the Record Date, no Shares remain issuable under the Performance Incentive Supplement.
(4)	Our 1992 Amended and Restated Stock Option Plan expired in 2008 but an aggregate of 145,000 unexercised options that were previously granted under this plan remained outstanding as of December 31, 2011.
(5)	The plan has expired.

In June 2010, we adopted our 2010 Stock Incentive Plan which provides for options, restricted stock rights, restricted stock, performance shares, performance share units and stock appreciation rights to be awarded to employees, consultants and non-employee directors. The 2010 Stock Incentive Plan replaced the Company’s 2004 Stock Incentive Plan. However, the terms of the 2004 Stock Incentive Plan will govern prior awards until all awards granted under the 2004 Stock Incentive Plan have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with the terms of such plan. The Company may grant up to a maximum of 2,000,000 common shares under the 2010 Stock Incentive Plan, plus the number of common shares remaining available for grant pursuant to the 2004 Stock Incentive Plan. The 2010 Stock Incentive Plan is administered by our Compensation and Human Resources Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that our officers and directors and persons who own more than 10% of our Shares file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports that they file. Based solely upon a review of the copies of these reports received by us, and upon written representations by our directors and officers regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that all of our directors and officers filed all required reports under Section 16(a) in a timely manner for the year ended December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees the Company’s financial reporting process on behalf of our Board. Management has primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and the Company’s independent registered chartered accountants, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether the PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP are independent from the Company and its management.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered chartered accountants.

Submitted by the members of the Audit Committee.

William D. McCartney, Chairman

Guy Adams

James Shepherd

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates the report by reference therein.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2011 fiscal year, our non-employee directors, other than our Lead Director, received a $40,000 annual retainer for their services and a $1,000 attendance fee for each Board or committee meeting that they attended in person or $500 for each such meeting that they attended by teleconference. Our former Lead Director, Kenneth Shields, received an annual retainer of $80,000 for his services in 2011, together with the meeting attendance fees. We also reimbursed our directors for expenses incurred in connection with their duties as our directors. The chairman of the Audit Committee received $20,000 annually, the chairman of the Compensation and Human Resources Committee received $15,000 annually, the chairman of the Governance and Nominating Committee received $10,000 annually and the chairman of the Environmental, Health and Safety Committee received $5,000 annually for his services.

In addition to cash compensation, our directors also received equity-based compensation in fiscal 2011 under our 2010 Stock Incentive Plan. Immediately after the annual meeting of Shareholders held during the 2011 fiscal year, each of our non-employee directors who was elected to the Board for the first time at such annual meeting received 5,000 restricted shares, while each non-employee director who was not elected to the Board for the first time at such annual meeting and who continued to serve as a member of the Board after the meeting, received 5,000 restricted shares for his services, provided that each such director had served on the Board for at least six months. Similarly, following our last annual meeting of Shareholders, our Lead Director received 8,000 restricted shares for his services. In 2011, Messrs. Picchi and Shepherd each received 5,000 restricted shares in connection with their election to the Board, Messrs. McCartney, Witts, Lauritzen, and Adams each received 5,000 restricted shares for their services as directors and Mr. Shields, our former Lead Director, received 8,000 restricted shares.

In connection with his appointment as Lead Director in January 2012, the Compensation and Human Resources Committee determined that Mr. Lauritzen should be awarded 6,500 restricted shares covering the period from our 2011 annual general meeting of Shareholders held on June 1, 2011 to our upcoming annual general meeting of Shareholders to be held on May 31, 2012.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to peer group companies. Any changes to be made to director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Directors’ Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the fiscal year ended December 31, 2011. Mr. Lee, as our Chief Executive Officer, does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William D. McCartney	76,000	63,450	—	—	—	—	139,450
Kenneth A. Shields(4)	100,500	101,520	—	—	—	—	202,020
Guy W. Adams	54,500	63,450	—	—	—	—	117,950
Eric Lauritzen	70,333	63,450	—	—	—	—	133,783
Graeme A. Witts	64,250	63,450	—	—	—	—	127,700
Bernard Picchi	29,833	63,450	—	—	—	—	93,283
James Shepherd	34,750	63,450	—	—	—	—	98,200

(1)	Fees earned or paid in cash include $40,000 which was paid to each of our directors, other than our Lead Director, in 2011 plus $1,000 for each meeting of directors that they attend in person or $500 for each such meeting that they attend by teleconference. Our Lead Director received $80,000 for his services in 2011. The chairman of the Audit Committee received $20,000 in 2011, the chairman of the Compensation and Human Resources Committee received $15,000 in 2011, the chairman of the Governance and Nominating Committee received $10,000 in 2011 and the chairman of the Environmental, Health and Safety Committee received $5,000 in 2011 for their services in that regard.
(2)	Stock awards granted to non-employee directors consist of restricted shares. The amounts shown represent the aggregate grant date fair value for restricted shares, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2011.
(3)	The grant date fair value is based on a Share value of $12.69 per Share, being the trading price at the time of grant, multiplied by stock awards of 5,000 restricted shares which were granted to each of our non-employee directors or 8,000 restricted shares to our Lead Director, after our annual meeting of Shareholders held in 2011, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or who was not elected to the Board for the first time at the 2011 annual meeting but will continue to serve as a member of the Board after the meeting, and has been a director for at least six months.
(4)	Kenneth Shields, who served as our Lead Director throughout 2011, resigned from the Board in January 2012. In February 2012, the Board determined to fully vest Mr. Shields’ award of 8,000 restricted shares.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Human Resources Committee currently consists of Messrs. Witts, Lauritzen and Picchi. No member of the Compensation and Human Resources Committee is a current or former employee of the Company. There are no Compensation and Human Resources Committee interlocks between the Company and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation and Human Resources Committee and any member of the Board or Compensation and Human Resources Committee of any other company and no such interlocking relationship has existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the members of the Compensation and Human Resources Committee.

Graeme Witts, Chairman

Eric Lauritzen

Bernard Picchi

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our Named Executive Officers in 2011, as well as the key objectives, policies, elements and designs of our compensation program.

Timing of Executive Compensation Decisions

Our executive variable compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2012, the Compensation and Human Resources Committee approved bonuses and awards for fiscal 2011, together with fixed base salaries for 2012. In February and March 2011, our Compensation and Human Resources Committee approved bonuses and stock incentive awards for fiscal 2010, together with fixed base salaries for 2011. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards and decisions made after the fiscal year end.

In this regard, it is important to note that the summary compensation table appearing on page 39 and the grant of plan based awards table appearing on page 42 only reflect equity awards actually issued in fiscal 2011 which were based on fiscal 2010 performance.

Fiscal 2011—Compensation Decisions

Despite a softening of the global pulp market in the second half of 2011 and certain one-time costs incurred in the fourth quarter, fiscal 2011 was a generally strong year for the Company as the Company achieved record annual pulp production and revenues from energy sales. In 2011, the Company generated Operating EBITDA of €167.1 million and net income of €54.0 million. During 2011, the Company strengthened its balance sheet and improved its liquidity as it reduced its indebtedness by approximately €94.5 million through principal repayments, market purchases of its 9.5% Senior Notes due 2017 and the conversion or redemption of all of its 8.5% Convertible Senior Subordinated Notes due 2012. Additionally, the Company’s holdings of cash and short-term German government bonds increased by approximately €18.3 million and working capital increased by approximately €16 million.

The following table summarizes our selected financial results for 2011 compared to 2010.

	Years Ended December 31,
	2011	2010	Change (%)
	(in millions, other than pulp production and price per share)
Pulp production (‘000 ADMTs)	1,453.7	1,426.3	2
Pulp revenues	€831.4	€856.3	(3)
Energy revenues	58.0	44.2	31
Total revenues	889.4	900.5	(1)
Operating EBITDA(1)	167.1	224.0	(25)
Net income	54.0	94.7	(43)
Price per share as of fiscal year end(2)	$6.10	$7.75	(21)

	December 31,
	2011	2010	Change (%)
	(in millions, other than ratios)
Balance Sheet Data:
Cash and cash equivalents	105.1	99.0	6
Marketable securities	12.4	0.3	N/A
Working capital	247.2	231.7	7
Long-term debt	708.4	782.3	(9)
Restricted Group(3) long-term debt	222.4	273.5	(19)
Ratios:
Long-term debt to equity	2.5 to 1	3.7 to 1	(32)
Restricted Group(3) long-term debt to equity	0.6 to 1	0.9 to 1	(33)

(1)	Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results reported under generally accepted accounting principles in the United States. See the discussion of our results for the year ended December 31, 2011 compared to the year ended December 31, 2010 in our Form 10-K for the year ended December 31, 2011 incorporated by reference into this Proxy Statement.
(2)	Represents the closing market price of our Shares in U.S. dollars on December 31, 2011 and December 31, 2010.
(3)	Under the indenture governing our 9.5% senior notes due 2017, our “Restricted Group” is comprised of Mercer Inc., our Rosenthal and Celgar mills and certain holding companies. It excludes our Stendal mill.

In accordance with the Company’s emphasis on pay for performance, compensation awarded to our Named Executive Officers reflected the Company’s overall strong operating performance and financial results. Specifically, in making decisions on performance-based compensation for fiscal 2011, the Compensation and Human Resources Committee weighed and considered the Company’s performance against its industry peer group, consisting of pulp producers and other companies in the forest products industry. In this respect, although 2011 results declined from 2010, such 2011 results were, on a relative basis, favorable compared to the Company’s peer group of competitors.

The Compensation and Human Resources Committee does not rely upon any predetermined formulas or limited set of criteria when it evaluates the performance of our Named Executive Officers but rather focuses on individual objectives and their effects in respect of the Company’s overall goals.

Base Salaries. In February 2012, based on the criteria underlying our base salary compensation and a review of market compensation, we made cost of living adjustments of approximately 3% to the base salaries of our Chief Executive Officer and Chief Financial Officer from the 2011 levels. In February 2011, we made market based adjustments of approximately 30% and 27%, respectively, to the base salaries of our Chief Executive Officer and Chief Financial Officer from 2010 levels.

In February 2012, salaries for our other NEOs increased by between approximately 2% and 3%, primarily as a result of cost of living adjustments. In February 2011, our other NEOs’ base salaries were increased by between approximately 3% and 4% as a result of cost of living adjustments.

Bonuses. In making its compensation decisions regarding bonuses for our Named Executive Officers in respect of their fiscal 2011 performance, the Compensation and Human Resources Committee reviewed the Company’s financial performance (including Operating EBITDA) and each NEO’s achievement of his annual performance objectives for 2011. The Compensation and Human Resources Committee determined that, although substantial achievements had been made in 2011, since important elements such as Operating EBITDA and share price had declined from 2010 results, a lower percentage of bonuses to be paid to our CEO and CFO compared to fiscal 2010 was reasonable. However, in terms of our other NEOs, the Compensation and Human Resources Committee felt that a slightly higher percentage of bonus was appropriate. The bonuses paid to our CEO and CFO for fiscal 2011 constituted approximately 80% of their 2011 salaries while bonuses paid to our other NEOs for fiscal 2011 ranged from between 18% to 29% of their respective 2011 salaries.

Chief Executive Officer Performance. The Compensation and Human Resources Committee evaluated Mr. Lee’s achievement of his 2011 performance objectives and his leadership role and guidance in, among other things:

•	achieving record annual pulp production and energy sales at our mills;

•	strengthening our balance sheet and improving our liquidity by reducing long-term indebtedness by approximately €94 million and increasing our cash and working capital;

•

initiating “Project Blue Mill” in January 2012, a €45 million capital project at our Stendal mill, designed to increase production and efficiency through debottlenecking initiatives and the installation of a new 40 MW steam turbine;

•	leading and driving our focus and expansion on carbon neutral bio-energy generation and sales, including new initiatives and discussions and negotiations with governmental and regulatory authorities;

•	continuing the strong safety and environmental performance at our three mills;

•	improving the fiber line and oxygen delignification process at our Celgar mill; and

•	continuing to focus on cost reductions and working capital management.

Other NEO Performance. In determining the bonus compensation for our other Named Executive Officers, the Compensation and Human Resources Committee weighed the Company’s overall financial performance, evaluated each NEO’s contributions to the Company’s accomplishments set out above and reviewed each NEO’s individual performance and achievement of their individual and our overall 2011 performance objectives.

The Compensation and Human Resources Committee awarded cash bonuses for fiscal 2011 to our Named Executive Officers are set forth in the following table:

Name	Cash Bonus(1)(2)	Percentage of 2011 Basic Salary
Jimmy S.H. Lee	$508,044	77%
David M. Gandossi	$358,840	79%
Claes-Inge Isacson	$87,690	18%
Wolfram Ridder	$111,352	29%
Leonhard Nossol	$75,719	22%

(1)	Awarded in February 2012 in respect of fiscal 2011.
(2)	For awards declared in February 2011 in respect of fiscal 2010, see table on page 39.

Incentive Equity Grants or Awards. Our 2010 Stock Incentive Plan allows the Compensation and Human Resources Committee to grant equity awards to our NEOs in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

Performance Shares and Units. The Compensation and Human Resources Committee did not grant any awards under the 2010 Stock Incentive Plan in respect of fiscal 2011 to our NEOs, other than 18,238 performance share units issued to Claes-Inge Isacson in March 2012 as a result of the extension of his employment contract by one year.

In February 2011, the Compensation and Human Resources Committee awarded performance share units to our entire senior management, including all of our NEOs under our 2010 Stock Incentive Plan in respect of fiscal 2010. These performance share units are eligible to vest over a three-year period commencing in 2014. The following table sets forth the number of performance share units awarded to our Named Executive Officers in February 2011:

Name	Performance Share Units Granted(1)(2)
Jimmy S.H. Lee	198,008
David M. Gandossi	92,883
Claes-Inge Isacson	29,180	(3)
Wolfram Ridder	57,339
Leonhard Nossol	51,565

(1)	Each performance share unit awarded was valued at $13.05, which was the closing market price of the Shares on February 16, 2011, the last trading day prior to the date of the award.
(2)	These awards are eligible to vest over a three-year period commencing in 2014, based upon performance criteria established by the Compensation and Human Resources Committee.
(3)	Mr. Isacson was awarded an additional 18,238 performance share units in March 2012 in connection with his entering into an amended and restated employment agreement with the Company.

The number of performance share units granted to each NEO was based on each NEO’s 2011 Base Salary in U.S. dollars multiplied by 300% for Mr. Lee, 200% for Mr. Gandossi and 150% for each of Mr. Isacson, Mr. Ridder and Mr. Nossol and divided by the closing market price of the Shares on the date immediately before the date of the award. The number of performance share units granted to Mr. Isacson was reduced to reflect the term of his employment contract, which is less than the performance period.

The number of performance share units granted to each NEO represents the maximum number of Shares to which the individual may be entitled. The number of Shares actually earned will be based on the achievement of the performance criteria established by the Compensation and Human Resources Committee, which are set out beginning on page 44 of this Proxy Statement. One half of these performance share units are eligible to vest in 2014, with the remainder to vest annually in equal amounts in 2015 and 2016, respectively. However, the performance share units granted to Mr. Isacson are eligible to vest between July 31, 2012 and July 31, 2013 reflecting the current expiry of his employment agreement.

In March 2011, we issued Shares to our Named Executive Officers in connection with the vesting of performance shares and units previously granted to them in 2008 under our Performance Incentive Supplement. The performance period for these awards commenced on January 1, 2008 and ended December 31, 2010. Determinations as to the achievement of the performance objectives by each Named Executive Officer were made by the Compensation and Human Resources Committee with reference to the performance criteria outlined on page 43 of this proxy statement.

The following table sets forth the number of Shares issued to our Named Executive Officers in March 2011:

Name	Shares Issued
Jimmy S.H. Lee	106,755
David M. Gandossi	55,421
Claes-Inge Isacson	50,466
Wolfram Ridder	38,386
Leonhard Nossol	34,550

Restricted Stock Grants. The Compensation and Human Resources Committee did not make any restricted stock awards in respect of fiscal 2011.

In March 2011, in connection with the Company’s superior financial and operational performance in fiscal 2010, the Compensation and Human Resources Committee awarded Mr. Lee 200,000 shares of restricted stock, which will vest and become non-forfeitable in equal annual installments from 2012 to 2016. In the event of Mr. Lee’s departure from the Company prior to 2016, any unvested restricted shares will be forfeited. This award is intended to provide a reward for sustained value creation, to build the Chief Executive Officer’s equity interest in the Company and as recognition that the Company does not provide any pension or other post-retirement benefits to its Chief Executive Officer.

Compensation Framework

Our compensation philosophy for our Named Executive Officers is principally performance-based to support our overall business objectives and increase long-term Shareholder value. We also believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and significantly lower share prices and to increase during periods of increased earnings and higher share prices.

Overall, the principal objectives of the compensation program for our Named Executive Officers are to:

•	Attract, retain and motivate our NEOs, whose efforts and judgments are vital to our continued success;

•	Create an environment in which our NEOs are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our NEOs for their contribution to our overall success and for their individual performance during the relevant fiscal year; and

•	Align the interests of our NEOs with the long-term interests of our Shareholders.

To achieve our objectives, we use the following principles in the design and administration of the compensation program for our Named Executive Officers:

•

Market Competitiveness. Our Named Executive Officers’ total compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent.

•

At Risk Incentive Pay. A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to Company performance, to achieve payouts.

•	Pay-for-Performance. Compensation should be linked to individual and Company performance.

•	Shareholder Alignment. Rewards should be linked to the creation of long-term Shareholder value through the use of equity-based awards as a portion of our Named Executive Officers’ compensation.

•	Flexible Short-Term and Long-Term Incentives. Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture.

•	Employee Understanding. Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance.

Administration, Procedure and Role of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines our compensation objectives, philosophy and forms of compensation and benefits for executive officers. The Compensation and Human Resources Committee submits several key compensation elements for our executive officers to the independent members of the full Board for their review and approval. Executive compensation decisions are generally made by the Compensation and Human Resources Committee after our fiscal year end and when our financial statements for such year are finalized.

The Compensation and Human Resources Committee, which is comprised entirely of independent directors, continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of “peer group” companies in making its decisions regarding appropriate compensation levels.

In making compensation decisions, the Compensation and Human Resources Committee considers a number of other sources, including:

Individual Officer Performance Evaluations. The Compensation and Human Resources Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to the performance measures discussed below. Further, as part of the evaluation, the Compensation and Human Resources Committee meets and reviews with our Chief Executive Officer his evaluation of the performance of each of the other NEOs.

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our Named Executive Officers typically do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to our Compensation and Human Resources Committee performance evaluations for our other Named Executive Officers and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are both subjective determinations and objective recommendations based upon performance against performance goals. Such recommendations were also consistent with our compensation objectives. The Compensation and Human Resources Committee approves each NEO’s compensation in an executive session of the independent directors without management present.

The Compensation and Human Resources Committee did not request, and management did not provide, specific recommendations for fiscal 2011 compensation for our CEO, Mr. Lee. In accordance with NASDAQ rules, Mr. Lee was not present when his compensation was being discussed or approved, did not vote on executive compensation matters and neither he nor other members of management attended executive sessions of the Compensation and Human Resources Committee.

Among the information considered by the Compensation and Human Resources Committee in making its compensation decisions are projections for financial performance provided by our Chief Financial Officer including revenues, total mill production and sales, mill margins, commission and selling expenses, Operating EBITDA (which we define as operating income from continuing operations plus depreciation and amortization) and net earnings. In addition, our Chief Operating Officer provides certain mill performance information relating to our operations and those of some of our competitors.

Independent Consultants. The Compensation and Human Resources Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist the Committee in assessing the Company’s executive compensation programs.

Our Compensation and Human Resources Committee did not engage any compensation consultants in respect of compensation awards in respect of fiscal 2011. In 2011, the Committee did engage Towers Watson & Co. (“Towers Watson”) as compensation consultants in making its compensation decisions in respect of fiscal 2010. The executive compensation services provided by Towers Watson included reviewing potential payout cycles in regard to the performance awards to be granted under the 2010 Stock Incentive Plan to the Company’s executive officers, the number of performance share units to be granted, and the target percentage compared to the Company’s peer group. Towers Watson’s fees for executive compensation consulting to the Compensation and Human Resources Committee were $32,282.

Towers Watson has also been retained by the Company to assist in the administration of the Celgar mill’s employee pension plan. In particular, Towers Watson advises the Company’s management on the administration of the plan, provides actuarial and valuation calculations and conducts regular reviews of the performance of the plan. Towers Watson’s fees for such services in fiscal 2011 were $205,906.

Based on the policies and procedures implemented by the Compensation and Human Resources Committee and by Towers Watson to ensure the objectivity of Towers Watson’s executive compensation consulting services, the Compensation and Human Resources Committee believes that the consulting advice it received from Towers Watson is objective and not influenced by Towers Watson’s other relationships with the Company.

Geographic Considerations. As our operations are located in Europe and Canada, we also consider local market demands, availability of qualified management and the local cost of living.

Peer Group Comparisons. In addition to periodically seeking advice from independent consultants, the Compensation and Human Resources Committee considers and evaluates executive compensation levels and programs through comparisons on an annual basis based on available information for certain “peer group” companies principally comprised of “small cap” and “mid-cap” North American forest products companies (companies with equity capitalization ranging between $150 million and $5 billion). We review compensation paid at these companies because their business and size make them most comparable to us and to ensure that our compensation levels are within the range of comparative norms. In 2011, using public filings, the Compensation and Human Resources Committee considered the executive compensation levels, including benefits and perquisites, of a number of such companies, including Catalyst Paper Corporation, Fibrek Inc., Rottneros AB, Tembec Inc., Fibria Cellulose AB, West Fraser Timber Co. Ltd. and Canfor Pulp Limited Partnership, collectively referred to as the “Peer Group Companies”.

The Compensation and Human Resources Committee considers the total direct compensation for our Named Executive Officers, long-term incentives and program costs in the context of the performance of the Company relative to the peer group companies. We target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographic adjusted basis relative to peer companies for similar experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow our Compensation and Human Resources Committee to provide compensation above or below the 50th percentile in cases of exceptional individual performance or other individual factors relating to a Named Executive Officer’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While we believe it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by our peer group companies, such reference points are only one element used in structuring our executive compensation program.

Total Compensation. The Compensation and Human Resources Committee reviews total compensation levels for our Named Executive Officers at least annually, including each element of compensation provided to an individual Named Executive Officer and the proportion of his total compensation represented by each such element. In determining the appropriate target total compensation for each NEO, the Compensation and Human Resources Committee reviews each individual separately and considers a variety of factors in establishing his target compensation. These factors may include the Named Executive Officer’s time in position, unique contribution or value to the Company, recent performance, and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation.

In its review, the Compensation and Human Resources Committee also considers benchmarking information with respect to our peer companies with the goal of targeting overall compensation for our Named Executive Officers within the median range. The Compensation and Human Resources Committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The Compensation and Human Resources Committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Compensation Elements

We use four principal components in the overall compensation of our Named Executive Officers.

Base Salaries. Base salaries for our Named Executive Officers provide base compensation for day-to-day performance and are based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives. In addition, the impact a Named Executive Officer is expected to make to our business in the future is considered. We also consider our base salaries in the context of the markets in which we operate with the objective of attracting and retaining the personnel required to run the Company. The Compensation and Human Resources Committee normally considers salary adjustments for executive officers annually in the first quarter of the year.

Bonuses. We generally provide annual incentive opportunities in the form of cash bonuses to our Named Executive Officers to motivate their performance in meeting our current year’s business goals and encourage superior performance. These bonuses are awarded based on the expectations of the directors and management for our financial and operating performance in a particular period and the contribution of a Named Executive Officer in achieving the Company’s goals as well as the individual goals which are established for each NEO based upon such NEO position and responsibility. Each year, the Company establishes a business plan for the forthcoming year. Based on this business plan, the Compensation and Human Resources Committee considers the financial, strategic and other goals for the Company outlined by our NEOs. The Compensation and Human Resources Committee uses this business plan as one benchmark to measure our NEOs’ performance in achieving the Company’s goals. The Compensation and Human Resources Committee also considers the contribution of a Named Executive Officer to our business and operations generally. The Compensation and Human Resources Committee awards bonuses on a “discretionary basis” without a predetermined formula or specific weighting for any particular factor. Also, in determining the bonuses to be paid to our NEOs other than our Chief Executive Officer and Chief Financial Officer, the Compensation and Human Resources Committee considers recommendations by our Chief Executive Officer.

Incentive Equity Grants or Awards. Our NEOs may be granted long-term equity incentives in the form of options, restricted stock, restricted stock rights, performance shares, performance share units and/or share appreciation rights under our 2010 Stock Incentive Plan, which replaced the Company’s 2004 Stock Incentive Plan. However, the terms of the 2004 Stock Incentive Plan will govern prior awards until all awards under the 2004 Stock Incentive Plan (including performance awards granted under the Performance Incentive Supplement) have been exercised, forfeited, cancelled, expired or terminated in accordance with the terms of such plan. Awards under the 2010 Stock Incentive Plan are generally granted based upon the long-term financial and operating expectations of our directors and management and the contribution an executive officer is expected to make in the future in achieving those targets.

Performance for awards previously outstanding under the Performance Incentive Supplement were measured over a three-year period commencing from January 1 of the year an award was granted and were scheduled to vest in the year following the completion of the performance period. The performance criteria used by the Compensation and Human Resources Committee to determine the achievement of performance objectives by a NEO under the 2004 Stock Incentive Plan was based 40% on the Company’s Operating EBITDA per tonne of pulp, 40% on the Company’s share price performance to the Peer Group Companies and 20% based upon strategic leadership, direction and overall performance by an individual NEO. See “Narrative Disclosure to Grant of Plan-Based Awards Table”. All of the performance awards previously granted under the Performance Incentive Supplement vested in March 2011.

Performance for awards granted under the 2010 Stock Incentive Plan is also measured over a three-year period commencing from January 1 of the year the award was granted, however, such awards will generally vest incrementally over three years following the completion of the performance period. The incremental vesting of awards is intended to provide added retention value for our NEOs beyond the performance period. The performance criteria used by the Compensation and Human Resources Committee to determine the achievement of performance objectives by a NEO under the 2010 Stock Incentive Plan is based 40% on the Company’s Operating EBITDA in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period), 40% on the Company’s Share price performance as reported in local currency quarterly, annually and for the performance period relative to the Peer Group Companies, and 20% based upon individual leadership and strategic initiatives taken by an individual NEO as determined in the sole discretion of the Compensation and Human Resources Committee. See “Narrative Disclosure to Grant of Plan-Based Awards Table”.

Awards under both the 2004 Stock Incentive Plan and the 2010 Stock Incentive Plan generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning the interests of our Named Executive Officers with those of Shareholders through increased Share ownership. Equity-based compensation and ownership is used to ensure NEOs have a continuing stake in the long-term success of the Company and for retention purposes.

In accordance with our 2004 Stock Incentive Plan, our 2010 Stock Incentive Plan, as well as our standard practice, all equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing price of our Shares quoted on NASDAQ on the business day immediately preceding the date of grant.

The Compensation and Human Resources Committee reviews incentive grants on an annual basis as part of its analysis of total compensation and the balance between the different elements thereof.

Benefits. In addition to the components of the compensation discussed above, we provide a number of other benefits to our Named Executive Officers for the purpose of providing security for current and future needs of executives which are structured to be within a reasonably competitive range relative to peer companies. These benefits are set forth in Footnote 10 to the Summary Compensation table on page 39 of this Proxy Statement and consist primarily of automobile, health and retirement programs. Automobile benefits include the lease of a vehicle along with the fuel and maintenance costs thereon. Health benefits may include periodic physical consultations, dental and pharmaceutical benefits. Under our retirement programs, contributions are made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

Pursuant to the terms of his employment agreement with us, our Chief Executive Officer receives, in lieu of other benefits such as automobile, medical and retirement programs, a lump sum living allowance of €75,000 in recognition of his significant travel schedule. No specific allocation is made in connection with the living allowance for any particular perquisite.

VARIABLE PAY AT RISK

The graph below shows the balance of the elements that comprised total direct compensation for our Chief Executive Officer and our other Named Executive Officers as a group paid in 2011, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable compensation by (ii) the amount of total direct compensation, which includes variable compensation plus fiscal 2011 base salary.

Fiscal 2011 Total Direct Compensation Paid

Change of Control and Severance Agreements

A number of the employment agreements we have entered into with our Named Executive Officers provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 40 and under “Potential Payments upon Termination or Change in Control” beginning on page 47 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control of the Company so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to the Named Executive Officer in the event of employment loss due to a change of control. In addition, our 2010 Stock Incentive Plan provides that upon the termination of employment of any Named Executive Officer within 12 months of a change in control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change in control is intended to allow executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular Named Executive Officer would receive as a severance payment are described under “Potential Payments Upon Termination of Change of Control” beginning on page 47 of this Proxy Statement.

Post-Retirement Compensation

We provide retirement benefits to our Named Executive Officers, other than our Chief Executive Officer, through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 10% of base salary, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is credited to an unfunded account. Our Chief Financial Officer is the only Named Executive Officer participating in the North American program.

The European program is a defined contribution type structure whereby a contribution of 10% of base salary along with 5% of any cash bonus paid is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Isacson, Ridder and Nossol are the Named Executive Officers participating in the European program.

Performance Measures

As part of the annual performance evaluations it conducts for our NEOs, the Compensation and Human Resources Committee, among other things, considers the following performance measures:

•

Operating EBITDA—We consider Operating EBITDA to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset management changes are not an actual cost, and depreciation expense varies widely from company to company in a manner we consider largely independent of the underlying cost efficiency of their operating facilities;

•	Operating EBITDA per tonne of NBSK pulp as compared to our peer group;

•	Our financial and operating targets for a period and the contributions of our Named Executive Officers in achieving these targets;

•	Contributions of our NEOs to our business and operations generally;

•	Our NEOs’ progress on meeting approved individual goals for the year;

•	The Company’s Share performance relative to our peer group; and

•	Contributions of our NEOs to the successful completion of major transactions such as material acquisitions or financing related transactions.

The above performance measures are evaluated based on the overall judgment of the Compensation and Human Resources Committee without giving fixed of specific weighting to any particular measure.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided Shareholders a “say on pay” advisory vote on its executive compensation in 2011. At our 2011 Annual Meeting of Shareholders, Shareholders expressed substantial support for the compensation of our NEOs, with approximately 99% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The Compensation and Human Resources Committee considered the results of the 2011 advisory vote. The Compensation and Human Resources Committee also considered many other factors in evaluating the Company’s assessment of the interaction of our compensation programs with our business objectives, including reviewing data of a comparison group of peers. While all of these factors bore on the Compensation and Human Resources Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote.

Risk Considerations

We design our total direct compensation (base salary, annual bonus and long-term equity incentive compensation) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	Balance mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including overall corporate and individual performance goals;

•	Compensation and Human Resources Committee discretion to lower annual incentive award amounts;

•	Balanced mix of short-term and long-term incentives;

•	Performance and time-based vesting requirements for performance awards;

•	Prohibition on hedging Company stock; and

•	Clawback provisions for equity awards.

Consistent with SEC disclosure requirements, the Compensation and Human Resources Committee has assessed our compensation objectives, philosophy, and forms of compensation for our executives, and has determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount the Company may deduct for compensation paid to any of its most highly compensated executives in any year. The levels of salary and bonus generally paid by us do not exceed this limit. Upon the exercise of non-qualified stock options, the excess of the current market price over the option price (the “spread”) is treated as compensation and therefore it may be possible for option exercises by an executive in any year to cause the executive’s total compensation to exceed $1,000,000. Under U.S. income tax regulations, the spread compensation from options that meets certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet these requirements. To this end, the 2010 Stock Incentive Plan has been approved by our Shareholders. However, in the future, the Compensation and Human Resources Committee may elect to exceed the tax deductible limits if it determines it is necessary to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the Company.

Summary

We believe that our executive compensation program has been appropriately designed to attract, retain and motivate our Named Executive Officers, drive financial performance, encourage teamwork throughout our Company and align the interests of our NEOs with the long-term interests or our Shareholders.

We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to our peer companies. We monitor our programs in the marketplaces in which we compete for talent and changing trends in compensation practices in an effort to maintain an executive compensation program that is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our Named Executive Officers. It is important to note that the summary compensation table and the grant of plan based awards table only reflect equity awards actually issued in fiscal 2011 which were based on fiscal 2010 performance.

All of our NEOs are paid in currencies other than United States dollars. Mr. Gandossi is paid in Canadian dollars and the remaining NEOs are paid in Euros. In this Proxy Statement, unless otherwise noted, such amounts have been converted into United States dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors:

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(8) ($)		Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(9) ($)	All Other Compensation(10) ($)	Total ($)
Jimmy S. H. Lee(3) Chief Executive Officer	2011 2010 2009	635,634 464,129 487,690	508,044 484,021 237,819	3,849,722 — —	(11)	— — —	— — —	— — —	104,393 99,456 104,505	5,097,793 1,047,606 830,014

David M. Gandossi(4) Secretary, Executive Vice President and Chief Financial Officer	2011 2010 2009	438,863 342,299 297,854	358,840 344,727 111,695	662,281 — —		— — —	— — —	47,417 25,889 20,335	36,418 34,425 32,105	1,543,819 747,340 461,989

Claes-Inge Isacson(5) Chief Operating Officer	2011 2010 2009	487,165 448,216 452,855	87,690 85,134 60,334	603,069 — —		— — —	— — —	— — —	53,353 48,222 29,336	1,231,277 581,572 542,525

Wolfram Ridder(6) Vice President of Business Development	2011 2010 2009	382,912 351,920 357,825	111,352 63,785 50,720	458,713 — —		— — —	— — —	— — —	53,157 48,877 51,401	1,006,134 464,582 459,946

Leonhard Nossol(7) Group Controller, Europe and Managing Director of Rosenthal	2011 2010 2009	344,356 308,482 310,597	75,719 60,204 45,425	412,873 — —		— — —	— — —	— — —	52,541 48,093 49,649	885,489 416,779 405,671

(1)	Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2011, the U.S. dollar had increased by approximately 2% in value against the Euro and decreased by approximately 2% against the Canadian dollar since December 31, 2010. Where amounts shown were paid in Euros or Canadian dollars, such amounts were converted using the applicable average Federal Reserve Bank of New York noon spot rate for 2011.
(2)	The amount reported in this column for each Named Executive officer reflects the dollar amount of base salary paid, including salary increases.
(3)	The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Compensation and Human Resources Committee which amount is reflected in the column “All Other Compensation”.
(4)	In 2011, we contributed $61,828 to Mr. Gandossi’s retirement plan under our North American retirement program which amount is reflected in the columns “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation”. Details of our North American and European retirement programs are set out beginning on page 46 of this Proxy Statement.
(5)	In 2011, we contributed $53,185 to Mr. Isacson’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(6)	In 2011, we contributed $41,870 to Mr. Ridder’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(7)	In 2011, we contributed $37,596 to Mr. Nossol’s retirement plan under our European retirement program which amount is reflected in the column “All Other Compensation”.
(8)

Stock awards previously awarded to Named Executive Officers consist primarily of performance shares and units issued under the 2004 Stock Incentive Plan and performance share units issued under the 2010 Stock Incentive Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our Named Executive Officers in 2011 and prior fiscal years as determined in accordance with ASC 718. In 2011, Shares were issued to our Named Executive Officers in connection with the vesting of performance shares and units granted to such persons in 2008. The fair value of these awards is based on a Share price of $11.95, being the closing price at the time of vesting. The fair value of these awards had previously been disclosed at $nil for the 2010 and 2009 fiscal years because, pursuant to ASC 718, the performance shares and units previously awarded to Named Executive Officers were not considered to be granted until fiscal year 2011 due to the fact that the underlying performance conditions were based on performance targets which are not determinable until December 31, 2010. In addition, in February 2011, we granted performance share units to our NEOs under our 2010 Stock Incentive Plan, of which one half are scheduled to vest on January 1, 2014 while the remaining performance share units are scheduled to vest in equal amounts on January 1, 2015 and 2016, respectively. The fair value of these performance share units is disclosed as $nil for the 2011 fiscal year because, pursuant to ASC 718, those performance share units will not be considered to be granted until December 31, 2014, due to the fact that the underlying performance targets will not be determinable until that time. As at the date hereof, the closing daily share price since the performance share units were awarded ranged from a high of $14.88 to a low of $5.34. Details on the stock awards can be found in the Grant of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table on pages 42 and 45 of this Proxy Statement.
(9)	The amount set forth in this column for Mr. Gandossi reflects the annual change in the value, including interest, of his unfunded account, which account records those retirement plan contributions in excess of the applicable statutory limit.
(10)	Included in “All Other Compensation” for the fiscal years ended December 31, 2011, 2010 and 2009 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)
Jimmy S. H. Lee	2011 2010 2009	— — —	— — —	$104,393 $99,456 (living allowance) $104,505 (living allowance)
David M. Gandossi	2011 2010 2009	11,453 10,967 11,836	22,693 21,363 18,397	$2,272 (life insurance and special medical) $2,095 (life insurance and special medical) $1,872 (life insurance and special medical)
Claes-Inge Isacson	2011 2010 2009	168 529 177	53,185 47,693 29,159	— — —
Wolfram Ridder	2011 2010 2009	11,287 10,550 11,086	41,870 38,327 40,315	— — —
Leonhard Nossol	2011 2010 2009	14,945 14,238 14,961	37,596 33,855 34,688	— — —

(11)	In addition to 106,755 Shares issued to Mr. Lee in 2011 in connection with the vesting of performance awards granted in 2008 (having a grant date fair value of $1,275,722), Mr. Lee was also granted 200,000 shares of restricted stock in February 2011 in connection with his role as our Chief Executive Officer. One fifth of these awards vested on March 1, 2012, while the remaining shares will vest and become non-forfeitable in equal amounts on March 1, 2013, 2014, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment. The grant date fair value of this award is based on a share price of $12.87 per share, being the trading price at the time of grant.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Mr. Lee is a party to an amended and restated employment agreement with us dated effective April 28, 2004 which provides for an annual base salary of €325,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Board or the Compensation and Human Resources Committee as applicable. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Mr. Gandossi is a party to an employment agreement with us dated effective August 7, 2003 which provides for an annual base salary of CDN$320,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), participation in our bonus program and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Gandossi as chief financial officer, executive vice-president and secretary for a period of 36 months, with an automatic 12 month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12 month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause.

Mr. Isacson is a party to an amended and restated employment agreement with us dated March 7, 2012 which provides for an annual base salary of €360,500 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months’ salary and the achievement of specific objectives with an opportunity to exceed same in the event of exceptional performance. Mr. Isacson is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate on July 31, 2013.

Mr. Ridder is a party to an employment agreement with our wholly owned subsidiary Stendal Pulp Holding GmbH dated effective October 2, 2006 which provides for an annual base salary of €247,200 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon between Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of each year by giving six months’ notice and in any event will terminate at the time Mr. Ridder reaches the age of 65. In the event of a direct or indirect change in majority ownership of the Company, the notice period increases to twelve months.

Mr. Nossol is a party to an employment agreement with our wholly-owned subsidiary ZPR GmbH (formerly ZPR Geschäftsführungs GmbH) dated effective August 18, 2005 which provides for an annual base salary of €200,000 (which number is reviewed by the Board or the Compensation and Human Resources Committee annually), an annual bonus based on two months’ salary and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party by giving six months’ notice and in any event will terminate at the time Mr. Nossol reaches the age of 65.

Grant of Plan-Based Awards Table

The following table sets forth information regarding awards granted pursuant to both our 2004 Stock Incentive Plan and our 2010 Stock Incentive Plan during 2011 to our Named Executive Officers:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jimmy S.H. Lee(4)	February 22, 2011	—	—	—	99,004	148,506	198,008		200,000	—	—	2,574.000
David Gandossi	—	—	—	—	46,442	69,662	92,883		—	—	—	—
Claes-Inge Isacson	—	—	—	—	14,590	21,885	29,180	(5)	—	—	—	—
Wolfram Ridder	—	—	—	—	28,670	43,004	57,339		—	—	—	—
Leonhard Nossol	—	—	—	—	25,783	38,674	51,565		—	—	—	—

(1)	In February 2011, the Compensation and Human Resources Committee granted a total of 428,975 performance units under our 2010 Stock Incentive Plan to our NEOs. Please see the narrative disclosure below for a description of the material terms of such performance awards. The Compensation and Human Resources Committee did not grant performance awards to any of our NEOs in 2011 under our Performance Incentive Supplement or our 2004 Stock Incentive Plan. The last of the performance awards granted to our Named Executive Officers prior to December 31, 2011 were made in February 2008 and vested on March 1, 2011.
(2)	The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Compensation and Human Resources Committee). If threshold performance is not satisfied, a NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Compensation and Human Resources Committee) and the “Maximum” amount reported represents vesting of 100% of the performance award if the maximum realistic objective is achieved (as determined by the Compensation and Human Resources Committee). See page 44 of this Proxy Statement for further details on the performance criteria used by the Compensation and Human Resources Committee.
(3)	Stock awards previously awarded to Named Executive Officers consist primarily of performance shares and units granted in 2008 under the Performance Incentive Supplement and performance share units granted in March 2011 under the 2010 Stock Incentive Plan. The amounts shown represent the aggregate grant date fair value during the indicated fiscal year of the awards granted to our Named Executive Officers in 2011 and prior fiscal years as determined in accordance with ASC 718. Pursuant to ASC 718, the performance share units awarded to Named Executive Officers in 2011 were not considered to be granted until fiscal year 2014 due to the fact that the underlying performance conditions were based on performance targets which were not determinable until December 31, 2013. The performance shares and units that were awarded on February 19, 2008 under the Performance Incentive Supplement vested on March 1, 2011, resulting in a fair value of $3,412,658 for the 2011 fiscal year. The fair value of performance share units granted in February 2011 is disclosed as $nil for the 2011 fiscal year.
(4)	We granted Mr. Lee 200,000 shares of restricted stock under the 2010 Stock Incentive Plan, in connection with his role as our Chief Executive Officer. One fifth of these awards vested on March 1, 2012, while the remaining shares will vest and become non-forfeitable in equal amounts on March 1, 2013, 2014, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events such as a termination of employment. The grant date fair value of this award is based on a share price of $12.87 per Share, being the trading price at the time of grant.
(5)	In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company.

Narrative Disclosure to Grant of Plan-Based Awards Table

Performance Incentive Supplement

In 2011, the Compensation and Human Resources Committee did not grant any performance awards to any of our NEOs under the Performance Incentive Supplement. The last performance awards granted to our Named Executive Officers under the Performance Incentive Supplement occurred in February 2008, when 116,460 performance shares were awarded to Mr. Lee, and 62,271, 58,230, 44,291, and 39,865 performance units were awarded to Mr. Isacson, Mr. Ridder and Mr. Nossol, respectively. Performance shares are subject to certain restrictions and are required to be deposited with the Company until vesting and the lapse of such restrictions. The lapse of the restrictions on the performance shares and the vesting of such performance shares are contingent upon the achievement of certain specified performance objectives including Company performance, Share price performance and individual performance. Similarly, the vesting of the performance units is also contingent upon the achievement of such performance objectives.

Performance was measured over a three year-period which commenced on January 1 in the year where the award was granted. Determinations as to the achievement of the performance objectives by a Named Executive Officer and the number of Shares that ultimately vested and were awarded were made by the Compensation and Human Resources Committee at the end of the three-year performance period with reference to the following performance criteria:

•	40% was based upon the Company’s “Operating EBITDA” (as measured by the Company at the beginning of the performance cycle) per tonne of NBSK, pulp as compared to the Peer Group Companies;

•	40% was based upon the Company’s Share price performance relative to the Peer Group Companies; and

•

20% was based upon the strategic leadership, direction and other overall performance by the Named Executive Officer, all subject to adjustment by the Compensation and Human Resources Committee in its sole discretion to remove the effect of charges for restructurings, discontinued operations, acquisitions, divestitures, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence, related to the disposal or a segment or a business, or related to a change in accounting principle or otherwise.

In determining the number of Shares awarded to each Named Executive Officer under the Performance Incentive Supplement, the Compensation and Human Resources Committee used the following targets in evaluating the Company’s Operating EBITDA and share price performance relative to the Peer Group Companies:

Performance Level	Relative Measure (the Company against the Peer Group Companies)	Payout (% of maximum award)
Below Threshold	Less than 25th percentile	0
Threshold	25th percentile or better than two members of the Peer Group Companies	50
Target	50th percentile or better than four members of the Peer Group Companies	75
Maximum	75th percentile or better than six members of the Peer Group Companies	100

In the event that the threshold performance stipulated for each Named Executive Officer was not satisfied, the NEO’s rights with respect to the performance award were subject to forfeit. The Compensation and Human Resources Committee also had discretion to decrease the amount of Shares issued pursuant to the performance awards, if, in the Compensation and Human Resources Committee’s view, the financial performance of the Company as a whole during the performance cycle justifies such adjustment, regardless of the extent to which the performance objectives were achieved.

The aforementioned performance shares and performance units vested on March 1, 2011. Based upon the above performance criteria and targets, the Compensation and Human Resources Committee awarded our Named Executive Officers 90% of their respective performance share and unit grants. As a result, Mr. Lee, Mr. Gandossi, Mr. Isacson, Mr. Ridder and Mr. Nossol were issued 106,755, 55,421, 50,466, 38,386, and 34,550 Shares, respectively.

2010 Stock Incentive Plan

In February 2011, we awarded performance share units under our 2010 Stock Incentive Plan to our Named Executive Officers as an incentive for the creation of long-term competitive operating excellence and Shareholder value. Mr. Lee, Mr. Gandossi, Mr. Isacson, Mr. Ridder and Mr. Nossol each received 198,008, 92,883, 29,180, 57,339 and 51,565 performance share units, respectively. In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company. Each performance share unit represents one Share and up to the maximum number of Shares is scheduled to vest annually between January 1, 2014 and January 1, 2016 (with the exception of the performance share units granted to Mr. Isacson which are scheduled to vest between July 31, 2012 and July 31, 2013) depending upon the achievement of certain specified performance criteria including Company performance, Share price performance and individual performance. Performance is measured over a three year-period which commenced on January 1, 2011 and will end on December 31, 2013. Determinations as to the achievement of the performance objectives by a Named Executive Officer and the number of Shares that ultimately vest and are awarded are made by the Compensation and Human Resources Committee at the end of the three-year performance period with reference to the following performance criteria:

•

40% is based upon the Company’s Operating EBITDA (as measured by the Company as at December 31, 2010) in Euros per tonne of NBSK pulp (as reported quarterly, annually and for the performance period) compared to the Peer Group Companies;

•

40% is based upon the price (in local currency) of the Shares, as reported quarterly, annually and for the performance period, relative to the Peer Group Companies (and indexed to the first quarter of 2011); and

•

20% is based on individual leadership and strategic initiatives taken by the NEO as determined in the sole discretion of the Compensation and Human Resources Committee. In particular, the Compensation and Human Resources Committee will consider the extent to which an NEO has: contributed to the articulation of a clear, concise strategic direction for the Company; has demonstrated a clear understanding of the external conditions affecting the Company’s long-term prospects; has encouraged others to accept and adapt to necessary changes; and has identified strategic opportunities and supports activities that position the Company for future success.

In determining the number of Shares to be awarded to each Named Executive Officer, the Compensation and Human Resources Committee will use the following table as guidance in evaluating the Company’s Operating EBITDA and share price performance relative to the Peer Group Companies:

Performance Level	Relative Measure (the Company against the Peer Group Companies)	Payout (% of maximum award)
Below Threshold	Less than 25th percentile	0
Threshold	25th percentile or better than two members of the peer group	50
Target	50th percentile or better than four members of the peer group	75
Maximum	75th percentile or better than six members of the peer group	100

For the purposes of determining the performance levels outlined above, Operating EBITDA will be derived from financial information calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States as measured by the Company as at December 31, 2011. The Compensation and Human Resources Committee retains the discretion to consider differences in GAAP reporting among the Peer Group Companies in measuring EBITDA performance, as several of the Peer Group Companies will be reporting their results of operations in 2012 pursuant to “international financial reporting standards” or already do so.

In the event of a change of control, the performance share units may vest earlier but remain subject to the aforementioned performance criteria in determining the exact number of Shares which will vest with the individual.

Additionally, on March 1, 2011, the Compensation and Human Resources Committee granted 200,000 shares of restricted stock under the 2010 Stock Incentive Plan to Mr. Lee, in connection with his role as Chief Executive Officer of the Company. One fifth of these restricted shares vest and become non-forfeitable on March 1, 2012, while the remaining shares will vest and become non-forfeitable in equal annual amounts on March 1, 2013, 2014, 2015 and 2016, respectively. These shares are subject to forfeiture upon the occurrence of certain events, such as termination of employment.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our Named Executive Officers at December 31, 2011:

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Jimmy S. H. Lee	—		—	—	—	—	200,000	2,574,000	198,008		1,207,849
David M. Gandossi	100,000	(5)	—	—	5.65	September 10, 2013	—	—	92,883		566,586
Claes-Inge Isacson	—		—	—	—	—	—	—	29,180	(6)	177,998
Wolfram Ridder	20,000	(7)	—	—	7.92	September 10, 2015	—	—	57,339		349,768
Leonhard Nossol	25,000	(8)	—	—	7.92	September 10, 2015	—	—	51,565		314,547

(1)	Reflects 200,000 shares of restricted stock granted to Jimmy Lee in connection with his role as our Chief Executive Officer. One fifth of these awards vested on March 1, 2012, while the remaining Shares will vest and become non-forfeitable in equal amounts on March 1, 2013, 2014, 2015 and 2016, respectively.
(2)	Based on the closing Share price of $12.87 per Share on the NASDAQ Global Market at the time of the grant.
(3)	Reflects performance awards granted to our Named Executive Officers in March 2011. The vesting of such awards is contingent upon the achievement of specified performance objectives at the end of a three-year performance cycle which will end on December 31, 2013. These performance awards are scheduled to vest between January 1, 2014 and January 1, 2016 (with the exception of the performance awards granted to Mr. Isacson which are scheduled to vest between July 31, 2012 and July 31, 2013).
(4)	Based on the closing Share price of $6.10 per Share on the NASDAQ Global Market as at December 30, 2011.
(5)	Mr. Gandossi’s options to acquire up to 100,000 Shares became fully vested on September 10, 2006.
(6)	In March 2012, Mr. Isacson was awarded an additional 18,238 performance share units in connection with his entering into an amended and restated employment agreement with the Company.
(7)	Mr. Ridder’s options to acquire up to 20,000 Shares became fully vested on September 9, 2007.
(8)	Mr. Nossol’s options to acquire up to 25,000 Shares became fully vested on September 9, 2007.

Option Exercises and Stock Vested

The following table discloses the amounts received by our Named Executive Officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise or Vesting ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jimmy S.H. Lee	—	—	106,755	1,275,722
David M. Gandossi	—	—	55,421	662,281
Claes-Inge Isacson	—	—	50,466	603,069
Wolfram Ridder	—	—	38,386	458,713
Leonhard Nossol	—	—	34,550	412,873

(1)	Reflects Shares issued in connection with the March 2011 vesting of the performance awards granted to our Named Executive Officers in February 2008. The vesting of such awards was contingent upon the achievement of specified performance objectives at the end of a three-year performance cycle which ended on December 31, 2011.

(2)	Based on the closing Share price of $11.95 per Share on the NASDAQ Global Market on February 17, 2011.

Non-Qualified Deferred Compensation

We maintain two separate retirement programs for our North American and European executive officers (other than our Chief Executive Officer).

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 10% of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$22,450 in 2011). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 4.79%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Financial Officer is our only NEO participating in our North American program. In 2011, we contributed or accrued $61,828 on Mr. Gandossi’s behalf under the terms of the program.

Similarly, under the terms of our European program, we make a contribution to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% gross salary and 50% cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€5,731 in 2011), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Isacson, Ridder and Nossol, for whom, in 2011, we contributed on their behalf under the terms of the program, $53,185, $41,870 and $37,596, respectively.

The following table sets forth information regarding contributions, earnings and account balances described above for our Named Executive Officers under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earning in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Jimmy S.H. Lee	—	—	—	—	—
David M. Gandossi	—	39,135	8,281	—	199,129
Claes-Inge Isacson	—	45,208	—	—	—
Wolfram Ridder	—	33,893	—	—	—
Leonhard Nossol	—	29,618	—	—	—

(1)	Amounts in this column reflect our contributions to each of our Named Executive Officers’ respective retirement plan which are in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 39 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Mr. Gandossi and under the “All Other Compensation” column for all of our other NEOs.
(2)	The amount in this column reflects interest accrued based on a notional growth rate of 4.79%.
(3)	No amounts are shown in this column for the Named Executive Officers participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our Named Executive Officers in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2011.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)	Restricted Stock Acceleration ($)	Performance Awards Acceleration ($)	Total ($)
Jimmy S. H. Lee	3,967,149	—	—	—	—	3,967,149
David M. Gandossi	909,734	—	45,000	—	—	954,734
Claes-Inge Isacson	811,990	—	—	—	—	811,990
Wolfram Ridder	278,711	—	—	—	—	278,711
Leonhard Nossol	230,146	—	—	—	—	230,146

Change in Control

We have agreed to provide certain benefits to our Named Executive Officers if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change in control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2011.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration ($)	Restricted Stock Acceleration ($)	Performance Awards Acceleration ($)	Total ($)
Jimmy S. H. Lee	3,967,149	—	—	—	—	3,967,149
David M. Gandossi	2,729,202	—	45,000	—	—	2,774,202
Claes-Inge Isacson	811,990	—	—	—	—	811,990
Wolfram Ridder	557,422	—	—	—	—	557,422
Leonhard Nossol	—	—	—	—	—	—

The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to three times the sum of his then annual salary plus the higher of (i) his current annual bonus, and (ii) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) if such termination occurs in contemplation of, at the time of, or within three years after a change of control, this amount is payable in a lump sum cash payment immediately following such termination. In addition, all unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits. If Mr. Lee’s employment with us is terminated for cause, he is not entitled to any additional payments or benefits under the agreement, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination. Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) a person, directly or indirectly: (a) becoming the beneficial owner of the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (b) having sole and/or shared voting or dispositive power over the greater of 15% or more of our Shares then outstanding and the Shares issuable upon conversion of our convertible notes or 20% of our then outstanding Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the sale of all or substantially all of our assets; or (6) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Pursuant to terms of his employment agreement with us, if Mr. Gandossi is terminated without cause or resigns for good reason other than in connection with the change in control, he shall be entitled to a severance payment equal to the sum of his base salary for the remaining term of the agreement plus the annual bonuses payable for the years (or portions thereof) remaining in the term of the agreement, calculated as set forth in the agreement. The agreement also provides that, if in connection with or within eighteen months of a change in control, Mr. Gandossi voluntarily terminates his employment for good reason or is involuntarily discharged, he shall be entitled to a severance payment of three times the sum of his then current annual base salary plus the highest of (i) his then-current annual bonus, (ii) his highest variable pay and annual incentive bonus for the last three years and (iii) 50% of his current annual base salary. Mr. Gandossi’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (1) notification by us that a person has become the beneficial owner of or has sole and/or shared voting or dispositive power over more than 20% of our Shares; (2) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (3) the solicitation of a dissident proxy, the result of which is to change the composition of the Board so that fewer than a majority of the Board are incumbent members; (4) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not stockholders prior to such event; (5) the commencement by a person of a tender offer for more than 20% of our shares; (6) the sale of all or substantially all of our assets; (7) the commencement by or against us of a bankruptcy proceeding; or (8) the approval by our Shareholders of a plan of complete liquidation or dissolution. In addition, all unvested rights in any stock option or other benefit plans will vest in full.

The terms of Mr. Isacson’s employment agreement obligate us to provide, in the event of dismissal without cause or a change of control, a specified severance entitlement equal to eighteen months base salary plus the target bonus. The agreement defines a “change of control” as the completion of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the voting equity of the new entity is held by persons who were not stockholders prior to the transaction.

The terms of Mr. Ridder’s employment agreement provide for a six month notice period in case of termination and 12 months in the event of a change of control which is defined as a direct or indirect change in majority ownership of the Company.

The terms of Mr. Nossol’s employment agreement provide for a six month notice period in case of termination. The agreement does not contain a change of control provision.

In addition to the terms provided for in the individual employment agreements, our 2010 Stock Incentive Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change in control. The Compensation and Human Resources Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Stock Incentive Plan upon the closing of a transaction that results in a change in control.

PROPOSAL 2—INDEPENDENT ACCOUNTANTS AND AUDITORS

Ratification of Independent Auditors

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors as a matter of good corporate practice.

We appointed PricewaterhouseCoopers LLP as our independent auditors in place of Deloitte & Touche LLP effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

In the event PricewaterhouseCoopers LLP are not ratified as our auditors at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our auditors without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Accountants’ Fees

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2011 and 2010:

	Year Ended December 31,
	2011	2010
Audit Fees(1)	$1,260,681	$1,250,288
Audit-Related Fees(2)	$32,613	$120,466
Tax Fees(3)	$117,470	$108,739

	$1,410,764	$1,479,494

(1)	Represents fees for services rendered for the integrated audit of our annual financial statements and review of our quarterly financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.
(2)	Represents fees for services rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar pension plan, due diligence related to financings and consultations concerning financial accounting and reporting standards.
(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.

Consistent with the SEC’s requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor and the fees for such non-audit services. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. All services provided by our former auditor, Deloitte & Touche LLP, and PricewaterhouseCoopers LLP subsequent to July 14, 2003 have been pre-approved by the Audit Committee.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our Named Executive Officers that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2012 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the annual meeting of Shareholders of the Company to be held in 2013 must be received by the Company on or before December 27, 2012. Upon receipt of such a proposal, the Company will determine whether or not to include the proposal in such proxy statement and proxy in accordance with applicable law. A Shareholder that wishes to present a proposal at the annual Shareholders’ meeting to be held in 2013 must submit such proposal to the Company on or before April 7, 2013 or management will have discretionary authority to vote proxies received for such meeting with respect to any such proposal. Shareholder proposals should be sent to the Secretary, Mercer International Inc., c/o Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

Our 2011 Annual Report will be mailed to Shareholders with this Proxy Statement. Additionally, this Proxy Statement and the 2011 Annual Report are available at www.mercerint.com. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (except for information in such document that is deemed not to be filed) is incorporated by reference into this Proxy Statement. Copies of our Form 10-K for the fiscal year ended December 31, 2011, may be obtained from Mercer International Inc. Attention: Shareholder Information, c/o Suite 1120, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8, Canada (Tel: (604) 684-1099). This Proxy Statement and our Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JIMMY S.H. LEE
Jimmy S.H. Lee
Chairman of the Board

Date: March 26, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Mercer International Inc.	INTERNET http://www. proxyvoting.com/merc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You can view the 2011 Annual Report on Form 10-K, and

the Proxy Statement at: www.mercerint.com

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Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote “FOR” each of the following nominees.	The Board of Directors recommends a vote “FOR” Proposals 2 and 3.

	FOR the nominees listed below (except as marked to the contrary below )	WITHHOLD AUTHORITY to vote for the nominees listed below	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees: 01 Jimmy S.H. Lee 02 William D. McCartney 03 Guy W. Adams 04 Eric Lauritzen 05 Graeme A. Witts 06 Bernard Picchi 07 James Shepherd 08 Keith Purchase	☐	☐	☐	2. Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditors	☐	☐	☐
				3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
4. In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

      This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and such other business as may properly come before the meeting.

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

You can now access your Mercer International Inc. account online.

Access your Mercer International Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Mercer International Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

PROXY

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him David M. Gandossi, as proxy, with the power of substitution, to represent and to vote as designated below all the common shares of Mercer International Inc. held of record by the undersigned on March 23, 2012 at the Annual General Meeting of Shareholders to be held on May 31, 2012, or any adjournment, postponement or rescheduling thereof.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

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